Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), is made and entered into this 28th day of May, 2020 (the “Effective Date”), by and between DropCar, Inc. (the “Company”), and Rodney Keller (“Executive”).

WHEREAS, Executive and AYRO, Inc. (formerly Austin EV, Inc.) (“AYRO”) are parties to an Employment Agreement dated November 13, 2017 (the “Prior Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), AYRO and the Company have agreed to consummate the merger of ABC Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into AYRO (the “Merger”), with AYRO surviving the Merger as a wholly-owned subsidiary of the Company; and

WHEREAS, Section 6.03(h) of the Merger Agreement further provides that Executive and the Company shall enter into this Agreement to be effective as of the date the Merger becomes effective under the Merger Agreement (the “Effective Time”);

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Agreement to Employ. The Company desires to secure the services of Executive as its Chief Executive Officer (“CEO”). The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on the Effective Time and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”). This Agreement shall be automatically renewed for a successive one (1) year term after the Initial Employment Term (the “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) provided not less than four (4) months before the end of the Initial Employment Term, or unless earlier terminated in accordance with Section 8. The period during which Executive is employed under this Agreement (including the Renewal Term) will be referred to as the “Employment Period.”

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 10 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4. Services to be Provided by Executive.

(a) Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as CEO. Executive shall have the duties and privileges customarily associated with an executive occupying such role, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company. Executive shall also serve as a Member of the Board of Directors of the Company (the “Board”). For purposes of this Agreement only, all references to the Board shall not include Executive. Executive shall resign as a member of the Board upon termination if requested by the Company.

(b) Executive’s Office Location. Executive’s primary office location shall be the Company’s business office in Round Rock, Texas.

(c) Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board, which consent will not be unreasonably withheld, other than those board of directors or trustees on which Executive serves as of date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties. Executive further represents to the Company that Executive (x) is not, to Executive’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the date of this Agreement by entering into this Agreement or providing services under the Agreement’s terms; (y) is, to Executive’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5. Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive shall receive a monthly salary of twenty thousand eight hundred and thirty-three dollars and thirty-three cents (USD $20,833.33) (annualized, two hundred fifty thousand dollars (U.S. $250,000.00)), less required withholdings (the “Base Salary”), payable in equal installments semi-monthly pursuant to the Company’s normal payroll practices. The Base Salary may be increased in the discretion of the Board, but not decreased without the consent of Executive. If increased, the increased amount shall constitute Base Salary for purposes of this Agreement. During the Renewal Term, Executive shall receive the same rate of Base Salary as in effect immediately prior to the commencement of such Renewal Term. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

(b) Bonus Plans. For fiscal years during the Employment Period, Executive shall be eligible to receive periodic bonuses of up to fifty percent (50%) of his Base Salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates. Except to the extent provided by Section 9(c), Executive shall be entitled to a bonus for a year, subject to achievement of the performance criteria, if he is employed by the Company as of December 31 for the year to which services to which the bonus applies were performed. Targets and performance criteria shall be established by the Board after consultation with Executive. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of bonuses, if any, shall be at the Board’s sole discretion.

(c) Equity Award. Any stock options or other equity awards outstanding and held by Executive on the closing date of the Merger (the “Outstanding Awards”) shall remain in place, subject to the terms and conditions of the award agreements relating to such awards, provided, however that the option price and number of shares subject to such options and awards shall be adjusted ratably pursuant to the Exchange Ratio (as defined in the Merger Agreement). In addition to the Outstanding Awards, as soon as administratively practicable after the closing date of the Merger, the Company agrees to grant Executive an additional award of 5,553,592 restricted stock units (“RSUs”), targeted at 5% of the issued and outstanding shares of Common Stock of the Company post-Merger on a fully diluted basis, subject to the terms and conditions of the Company’s equity plan and form of restricted stock unit award agreement, which terms shall include, without limitation: (i) forfeiture of any unvested RSUs on Executive’s termination of employment for any reason; and (ii) vesting of the RSUs in accordance with the following 2020 AYRO performance milestones and assumptions (the successful completion of each shall be determined by the Company in its sole discretion):

i. 33.33% of the RSUs (rounded down for any fractional shares) will vest upon the Company’s receipt of purchase orders for at least 500 AYRO vehicles to be sold to Club Car Inc. in calendar year 2020 with the following quarterly targets 1Q2020-30 vehicles; 2Q2020 – 60 vehicles; 3Q2020 – 150 vehicles; 4Q2020 260 vehicles, provided, that (1) on or before December 16, 2019, a definitive written agreement with respect to such purchase is executed, and at least $1,000,000 of the purchase has been received by the Company; (2) on the closing date of the Merger, AYRO secures borrowing based on a line of credit of $4,000,000 to support inventory purchase flow in line with the Company’s 2020 budget; (3) the Merger’s closing date is on or before February 28, 2020 and the Company receives additional funding of at least $5,000,000 is received by such date; (4) in the event the closing date of the Merger is after January 25, 2020, AYRO and the investors mutually agree on earlier release of approved funding of at least $500,000; and (5) the Company receives additional funding from third parties of at least $1,500,000 on or before September 30, 2020 (subsections (1) through (5) are referred to herein in as the “Assumptions”);

ii. An additional 33.33% of the RSUs (rounded down for any fractional shares) shall vest on the date (x) that the Company enters into a definitive written agreement with Club Car Inc./Ingersoll Rand on or before May 31, 2020 that results in a minimum equity investment of $1,500,000 in AYRO, (y) Club Car Inc./Ingersoll Rand’s agreement to publicly disclose such investment and (z) the Assumptions have been achieved;

iii. The remaining RSUs shall vest on the date that the Company achieves a minimum average valuation of 25% higher for twenty (20) out of the thirty (30) calendar days following the end of the first full quarter after the closing date of the Merger than the Company’s valuation on the date of the Merger, provided that the Assumptions have been achieved by such date; and

In the event the performance milestones and assumptions are not achieved with respect to a tranche of RSUs, such RSUs shall be forfeited.

(d) Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(e) Reimbursement of Ordinary Business Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(f) Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6. Confidential Information.

(a) Confidential Information. The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and Inventions (as defined below), whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions (as defined below) and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Competing Business (defined below), trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Competing Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by or Executive, without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b) Disclosure of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c) Inventions. Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that Executive conceives of or first actually reduces to practice, either solely or jointly with others, during Executive’s employment with the Company, and that relate to the business now or thereafter carried on or contemplated by the Company or that result from any work performed by Executive for the Company. Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company and are hereby assigned to the Company. During the term of Executive’s employment with the Company and thereafter, whenever requested to do so by the Company, Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(d) Return of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – which Executive came into possession of or created as a result of his employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants.

(a) Non-Competition. Executive, on his own behalf, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that during the Employment Period and for a period of twelve (12) months following Executive’s termination (for whatever reason) (the “Restricted Period”), he shall not, whether directly or indirectly, without the express written approval of the Company, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial, or otherwise), or participate in the ownership, establishment, management, operation, or control of, any Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any business, individual, partnership, firm, corporation, or other entity that engages in any business or service which the Company provided during Executive’s employment, and the “Restricted Area” includes the United States of America and any state, country or territory for which Executive had business contact on behalf of, or responsibility for, the Company during the twelve (12) month period prior to the termination of Executive’s employment. However, Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange; provided that Executive is not a controlling person of, or the member of a group that controls such business; provided further that Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

(b) Non-Solicitation. Executive agrees that, during the Employment Period and thereafter during the Restricted Period, other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer or client of the Company with whom the Company did business or who the Company solicited within the preceding eighteen (18) months and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction in this Section 7(b)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Competing Business of the Company or any affiliate thereof; or

(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

(c) Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

(d) No Interference. Notwithstanding any other provision of this Agreement, (i) Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Executive’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

(e) Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(f) Tolling. If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(g) Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement may result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company may (i) seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and (ii) if the Company is the prevailing party, recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action. Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6 or 7, then Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement. Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity. The Company shall be entitled to advise such person or entity of the provisions of Sections 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(h) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

8. Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean that Executive has, by reason of any medically determinable physical or mental impairment, been determined to be disabled under a long-term disability benefits plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by Executive;

(ii) an act or acts of intentional dishonesty or willful misrepresentation of a material nature;

(iii) any willful misconduct by Executive with regard to the Companies;

(iv) a material breach by Executive of any fiduciary duties owed by him to the Companies;

(v) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause damage to the Companies or the Companies’ reputation;

(vi) a material violation of the Companies’ written policies, standards or guidelines, which Executive failed to cure within thirty (30) days;

(vii) Executive’s refusal to perform the material duties and responsibilities lawfully and ethically required to be performed by Executive under the terms of this Agreement, which Executive failed to cure within thirty (30) days after receiving written notice from the Board; and

(viii) a material breach by Executive of this Agreement or any other agreement to which Executive and the Companies are parties that is not cured by Executive within thirty (30) days after receipt by Executive of a written notice from the Companies of such breach specifying the details thereof.

(c) Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition.

(d) Termination by Executive. Executive may terminate this Agreement and his employment without Good Reason at any time upon thirty (30) days written notice to the Company. Executive may also terminate his employment for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) a material reduction in Executive’s Base Salary;

(ii) a material diminution in Executive’s title, duties, responsibility or authority; or

(iii) relocation without Executive’s consent for three consecutive months or more to an office located fifty (50) miles outside of Executive’s principal place of business.

Any event described in (i) through (iii) shall not constitute Good Reason unless Executive delivers to the Companies a written notice of termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason.

(e) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

(f) Notice of Termination. Any termination of Executive’s employment hereunder (other than as a result of the death of Executive or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon; (ii) the basis for the termination; and (iii) the date of termination.

9. Compensation Upon Termination for Any Reason. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a) Termination by the Company for Cause or as a Result of the Resignation of Executive. In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i) any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof, including any shares of common stock) for services rendered to the date of termination;

(ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(e) hereof; and

(iii) All vested outstanding stock options shall remain exercisable until the earlier of expiration of the option’s term or the date that is two (2) years following Executive’s termination of employment.

The amounts described in Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b) Termination by Reason of Death or Disability of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination). In addition, the Company shall pay Executive any earned, but unpaid, bonus under Section 5(b) for services rendered during the year preceding the date of termination within the time period provided by Section 5(b) for payment of bonuses (the “Accrued Bonus”).

(c) Termination by the Company Without Cause or Upon Non-Renewal, or by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by reason of non-renewal of the Agreement by the Company as provided by Section 2 hereof or by Executive for Good Reason, the Company shall pay and/or provide the following amounts to Executive:

(i) the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination), except for employee benefits that shall be provided in accordance with the terms applicable to such benefits, and the Accrued Bonus within the time period provided by Section 5(b) hereof for payment of bonuses; and

(ii) subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of a release of claims provided by the Company (the “Release”) which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1) The Company shall pay Executive an amount equal to twelve (12) months Base Salary, payable in equal monthly installments over twelve (12) months (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination. Notwithstanding the foregoing, if Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the AYRO 2020 LTIP PLAN), then the amount of severance set forth above shall be doubled, but shall remain payable over the Severance Period determined without regard to such doubling of the amount of severance.

(2) The Company shall pay Executive an amount equal to the greater of (x) the most recent annual bonus earned by Executive, (y) the average of the immediately preceding two year’s annual bonuses earned by Executive, or (z) if Executive’s termination of employment occurs during the first calendar year of the Initial Employment Term before any annual bonus for a full twelve (12)-month period of service has been paid, then the target bonus Executive is eligible for under Section 5(b) hereof (the greater of clauses (x), (y) or (z), the “Bonus Amount”), provided that no Bonus Amount shall be payable if the bonuses for the year of termination are subject to achievement of performance goals and such performance goals are not achieved by the Company for such year. The Bonus Amount shall be paid at the same time bonuses would be payable under Section 5(b) hereof if Executive was actively employed. Notwithstanding the foregoing, if Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the AYRO 2020 LTIP PLAN), then the amount of Bonus Amount set forth above shall be doubled.

(3) All outstanding stock options and restricted stock unit awards granted to Executive pursuant to Section 5(c) hereof shall be fully and immediately vested, to the extent not previously vested. Shares with respect to the restricted stock unit awards that become vested hereunder shall be delivered to Executive within ten (10) days following the date that the Release is effective.

(4) The Company shall provide Executive with continued healthcare coverage under the Company’s group health plan at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period, (y) the date that Executive’s “COBRA” coverage terminates or expires. Such healthcare coverage shall be provided pursuant to COBRA. To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(ii).

10. Other Provisions.

(a) Remedies; Legal Fees. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The prevailing party shall be entitled to attorney’s fees.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 10(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

(c) No Mitigation or Offset. In the event of termination of Executive’s employment for any reason, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits from any subsequent employment that he may obtain.

(d) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(d).

(e) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100
Round Rock, TX 78664

(f) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(g) Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(i) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Williamson County, Texas.

(j) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(k) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(l) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(m) Indemnification. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time. Executive’s indemnification rights shall be outlined by such policy and to the extent applicable, the Company by-laws and other governing documents.

(n) Attorney’s Fees. The Company agrees to pay or reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the review of this Agreement, up to a maximum of $10,000. Such payment will be made promptly following execution of this Agreement.

11. Section 409A of the Code.

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b) To the extent any benefits provided under Sections 5 (b) or (f) above are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(d) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

AYRO, Inc.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Rodney Keller
Rodney Keller

[Signature Page to Rodney Keller’s Employment Agreement]